Execution Version

Amendment to Subadvisory Agreement

for PSF GLOBAL PORTFOLIO OF THE PRUDENTIAL SERIES FUND

PGIM Investments LLC (formerly, Prudential Investments LLC) (the “Manager”) and LSV Asset Management (the “Subadviser”) hereby agree to amend the Subadvisory Agreement, dated as of January 1, 2006, as amended January 1, 2007 and January 1, 2019, by and among the Manager and the Subadviser, pursuant to which the Subadviser has been retained to provide investment advisory services to the PSF Global Portfolio (formerly, Global Portfolio), as follows;

1.	All references to “Global Portfolio” are hereby changed to “PSF Global Portfolio”; and
2.	Schedule A is hereby deleted and replaced with the attached Schedule A.

IN WITNESS HEREOF, PGIM Investments LLC and LSV Asset Management have duly executed this Amendment as of the effective date of this Amendment.

PGIM INVESTMENTS LLC

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: Senior Vice President

LSV ASSET MANAGEMENT

By: /s/ Kevin Phelan

Name: Kevin Phelan

Title: Chief Operating Officer

Effective Date as Revised: December 1, 2021

SCHEDULE A

The Prudential Series Fund

PSF Global Portfolio

As compensation for services provided by LSV Asset Management (“LSV”), PGIM Investments LLC (“Manager”) will pay LSV a subadvisory fee on the net assets managed by LSV* that is equal, on an annualized basis, to the following:

Portfolio	Subadvisory Fee**
PSF Global Portfolio*

Under $1.25 billion

0.450% of average daily net assets to $150 million;

0.425% of average daily net assets over $150 million to $300 million;

0.400% of average daily net assets over $300 million to $450 million;

0.375% of average daily net assets over $450 million to $750 million;

0.350% of average daily net assets over $750 million

Over $1.25 billion

0.350% on all assets

* For purposes of calculating the advisory fee payable to LSV, the assets managed by LSV in the following will be aggregated: (i) the AST Advanced Strategies Portfolio of Advanced Series Trust; (ii) the AST International Value Portfolio of Advanced Series Trust; (iii) the PSF Global Portfolio of The Prudential Series Fund; and (iv) any other portfolio subadvised by LSV on behalf of the Manager pursuant to substantially the same investment strategy.

** In the event LSV invests Portfolio assets in other pooled investment vehicles it manages or subadvises, LSV will waive its subadvisory fee for the Portfolio in an amount equal to the acquired fund fee paid to LSV with respect to the Portfolio assets invested in such acquired fund. Notwithstanding the foregoing, the subadvisory fee waivers will not exceed 100% of the subadvisory fee.

Effective Date as Revised:  December 1, 2021